Exhibit 99.1

                  Netgateway Appoints New CEO and Board Members

Orem, Utah - Nov. 21, 2000 - Netgateway, Inc., a provider of business-to-business and business-to-consumer e-Commerce solutions, announced today that Keith Freadhoff was unanimously appointed by the Board of Directors as Chief Executive Officer. Freadhoff was co-founder of the Company in 1997, and served as its first Chairman and Chief Executive Officer. His career spans many years in the high tech industry. Roy W. Camblin, III resigned his positions as Chief Executive Officer and as a Director of the Company.

"We have made good progress as evidenced by the advances in our technology offering. It is the appropriate time to concentrate on marketing and partnership opportunities to propel the Company forward," said Freadhoff. "Roy was a key player in developing and implementing our plans. On behalf of Netgateway, I thank Roy for his contributions to the Company and wish him future success."

Netgateway, Inc. also announced the appointment of three new Board members replacing John Dillon and Joseph Roebuck as Directors who have resigned. The new Board members are John J. Poelman of Galaxy Enterprises, Inc., which was acquired by Netgateway, Robert E. Ciri of STAR Associates, and Shelly Singhal of BlueStone Capital. Poelman will continue in his current management role, in addition to his Board responsibilities.

"We are delighted to welcome our new members to the Netgateway Board. These respected business leaders bring to our Board extensive experience in a broad number of industries and operations," continues Freadhoff. "I look forward to working with them as we continue to focus on innovative and value-driven e-Business solutions."

The following provides a brief background on the new Netgateway Board members:

John J. Poelman

With more than 30 years' experience working with Fortune 500 and start-up companies, Poelman previously served as CEO and President of Galaxy Enterprises, Inc, now a division of Netgateway. Poelman held a variety of positions, including sales, marketing, business development, and training, in over 17 years at AM International, Inc. Poelman has successfully developed, implemented and managed advanced training for sales and customer service. Poelman was also the former Chief Operating Officer for Newcastle Financial Corporation.

Robert E. Ciri

Currently a Partner at STAR Associates, Ciri has led many companies through successful initial public offerings, secondary offerings, debt restructurings, and corporate re-organizations. Ciri has been CEO of numerous early stage businesses. In addition, he served as President of a company where he led them to a successful initial public stock offering. He has worked with a Washington area Venture Fund specializing in technology markets. Ciri also worked for Hewlett-Packard Company for fifteen years. Ciri holds a BS from Rensselaer Polytechnic Institute and an MS in medical biology. Ciri also attended the executive program at the Wharton School of Business at the University of Pennsylvania.

Shelly Singhal

Currently a Managing Director of Technology at BlueStone Capital, Singhal has a broad base of experience in corporate finance and commercial lending, including public and private offerings of securities, mergers and acquisitions, debtor in possession financing and restructuring. Singhal was also Managing Director of Corporate Finance at Roth Capital Partners and head of the e-Commerce Group. Prior to investment banking, Singhal held a position in commercial lending at Foothill Capital, Inc., and at Heller Financial, working on highly leveraged transactions. Singhal received his BS from Seaver College at Pepperdine University.

About Netgateway

Netgateway enables companies of all sizes to extend their business to the Internet quickly, effectively - with minimal investment. Netgateway develops, hosts, licenses, and supports a wide range of built-to-order B2B, B2E, and B2C applications including enterprise portals, e-Retail, e-Procurement, and e-Marketplace solutions. Netgateway (www.netgateway.com) is located at 754 Technology Ave., Orem, UT 84097.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Netgateway and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of factors that affect the company's operating results, please refer to the company's SEC reports including Netgateway's most recent reports on Form 10-K and Form 10-Q. Additional information is available from Netgateway's Investor Relations department may be obtained by calling or writing. Netgateway (Error! Bookmark not defined.) is located at 754 Technology Ave, Orem, Utah, 84097. This is material information only and is not an offer or solicitation to buy or sell securities.

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